EXHIBIT 21


                 CV REIT, INC. AND SUBSIDIARIES


                   Subsidiaries of the Company






                                State of            Date of
     Name                     Incorporation       Incorporation


D.X. Properties, Inc.            Florida          November 27, 1989

CV Warehouse 75, Inc.            Florida          June 6, 1990

CV Warehouse 76, Inc.            Florida          June 6, 1990

CV Warehouse 78, Inc.            Florida          June 6, 1990

GRX Corp.                        Florida          November 16, 1990

Recreation Mortgages, Inc.       Delaware         December 23, 1991

W.X. Properties, Inc.            Florida          January 10, 1992

CX Properties, Inc.              California       January 15, 1992

LRX Properties, Inc.             Florida          March 19, 1993

Boca Mortgage Funding, Inc.      Florida          March 19, 1993